[Form of memo directed to specific recipients]

Our Board of Directors for the coming year will be elected at our annual shareholder meeting to be held this Thursday, December 9. If your 401k plan includes CACI shares which you have not voted yet, would you please return your proxy card immediately in support of CACI's Board of Directors.